Exhibit 1.01

CONFLICT MINERALS REPORT FOR CALENDAR YEAR 2021

Part I: Introduction

This document constitutes Merck & Co., Inc.’s Conflict Minerals Report (the “Report” or “CMR”) for the year ended December 31, 2021. We have prepared this Report and are issuing it in accordance with the requirements of Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and in connection with Merck & Co., Inc.’s disclosure filed on the specialized disclosure form (“Form SD”). Any references to “Merck,” the “Company,” “we,” “us,” and “our” refer to Merck & Co., Inc. and its consolidated subsidiaries.

The U.S. Securities and Exchange Commission (“SEC”) has issued rules implementing the “Conflict Minerals” disclosure requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “SEC Conflict Minerals Reporting Rule” or the “Rule”). If an SEC registrant manufactures (or contracts to have manufactured) products containing columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG” or “Conflict Minerals”), and the 3TG is necessary to such products’ functionality or production, the Rule requires that registrant to undertake a Reasonable Country of Origin Inquiry (“RCOI”).

If, as a result of the RCOI, the Company knows or has reason to believe that any 3TG contained in such products originated in the Democratic Republic of Congo or an adjoining country as defined in the Rule (the “Covered Countries”), and is not from recycled or scrap sources, the registrant must exercise due diligence on the source and chain of custody of such minerals. Specifically, registrants must determine whether: (a) any 3TG that is necessary to the functionality or production of a product manufactured or contracted to be manufactured by the registrant originated in the Covered Countries; and (b) any such 3TG directly or indirectly financed or benefitted armed groups in the Covered Countries.

Overview
Merck is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products. The Company’s operations are principally managed on a products basis and include two operating segments, which are the Pharmaceutical and Animal Health segments.

The Pharmaceutical segment includes human health pharmaceutical and vaccine products. Human health pharmaceutical products consist of therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. The Company sells these human health pharmaceutical products primarily to drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Human health vaccine products consist of preventive pediatric, adolescent and adult vaccines. The Company sells these human health vaccines primarily to physicians, wholesalers, physician distributors and government entities.

The Animal Health segment discovers, develops, manufactures, and markets a wide range of veterinary pharmaceutical and vaccine products, as well as health management solutions and services, for the prevention, treatment and control of disease in all major livestock and companion animal species. The Company also offers an extensive suite of digitally connected identification, traceability, and monitoring technologies for livestock, veterinarian, pet owner, wildlife research, aqua, and animal producer customers through its affiliated brands. These products (collectively referred to as Merck Animal Health Intelligence (“MAHI”) products), are designed to improve the quality of life of animals, protect the human food chain, and assist in aquaculture conservation efforts. The Company sells these products to veterinarians, distributors and animal health producers. MAHI’s suite of products is largely digital, meaning that such products inherently involve a greater potential use of 3TG.

On June 2, 2021, Merck completed the spin-off of products from its women’s health, biosimilars and established brands businesses into a new, independent, publicly traded company named Organon & Co. (Organon) through a distribution of Organon’s publicly traded stock to Company shareholders. The established brands included in the transaction consisted of dermatology, non-opioid pain management, respiratory, select cardiovascular products, as well as the rest of Merck’s diversified brands franchise.

Merck has thousands of direct material suppliers and an extensive internal and external network of manufacturing sites around the world. Given the size and complexity of Merck’s supply chain, Merck is several tiers removed from smelters/refiners and has no direct business relationship with them. As a result, Merck must rely on its direct material suppliers to provide information on their upstream supplier sourcing; this includes country of origin determinations for Conflict Minerals that may go into the materials or product provided by those direct material suppliers to Merck. In addition, the amount of reliable information available globally on the traceability and sourcing of Conflict Minerals is limited, which presents another challenge to our ability to precisely track any Conflict Minerals back to their source and origin, thereby making us more reliant on the information provided by our direct material suppliers and industrial initiatives such as the Responsible Materials Initiative (“RMI”).

Our Conflict Minerals Policy

Merck has established a Conflict Minerals Policy governing its position and commitment on managing the use of Conflict Minerals in its supply chain.

Our Conflict Minerals Public Policy Statement can be found on our website:

Public Policy Statement - Conflict Minerals

Our Scoping Assessment

Merck undertook scoping assessment activities to determine which materials and products in our supply chain for this reporting period contain any Conflict Minerals that may be necessary to the functionality or production of our products, including those made by contract manufacturers or that Merck manufactures along with its joint ventures. Consistent with the Company’s last filing, Merck has determined that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contains 3TG.

Merck does, however, have reason to believe that 3TG may be necessary to the functionality or production of certain MAHI products, including electronic identification and monitoring tags and collars for livestock and companion animals, home pet products that monitor behaviors, and electronic and radiofrequency identification products and other technology products for fish conservation and aquaculture. Merck also has reason to believe that 3TG may be necessary to the functionality or production of a small number of its product delivery systems and ancillary devices to support the use of certain of our prescription medicines, vaccines and biological products. The products for which Merck believes 3TG may be necessary to the functionality or production are referred to herein as our “in-scope products.” Merck is taking the actions described in Part II and conducting a RCOI of these in-scope products.

Part II. Reasonable Country of Origin Inquiry

For the 2021 reporting period, Merck retained a third-party vendor, who used the Conflict Minerals Reporting Template (“CMRT”) published by the RMI for the RCOI survey to obtain countries of origin information for any Conflict Mineral smelters/refiners that may exist upstream in our supply chain. Merck, with the assistance of the third-party vendor, performed a Conflict Minerals applicability scoping assessment to determine which of our suppliers sell products to Merck that may contain 3TG in their materials or products, or for which 3TG is necessary to the functionality or production of the materials or products.

With the ongoing integration of the recently acquired MAHI portfolio of products, our scoping assessment confirmed that approximately 635 direct material suppliers (including contract manufacturers) were in scope for the 2021 RCOI survey. Accordingly, via our third-party vendor, we sent the RCOI survey to these suppliers and requested that they identify the smelters/refiners and countries of origin of the Conflict Minerals in products or materials they supply to us.

Each direct material supplier received an introductory email that provided each supplier with information on the SEC Conflict Minerals Reporting Rule and the reasons for contacting them. The suppliers were also provided with information on how to complete the CMRT. Following the initial survey request, reminder emails were sent asking suppliers to complete the RCOI survey.

We received responses from 137 direct material suppliers that were in the RCOI survey. Of these, 110 stated that some 3TG is used in their materials or products or is necessary to the functionality or production of the materials or products purchased by Merck. A number of the direct material suppliers that responded to our survey identified specific smelters or refiners. Based on the RCOI survey responses received and subsequent smelter/refiner information verification, we have reason to believe that some smelters/refiners identified by our direct material suppliers may be sourcing 3TG from the Covered Countries and that the 3TG does not completely come from recycled or scrap sources; however, we cannot be certain that the identified smelters and refiners supplied 3TG for parts and components supplied to Merck rather than to other customers, and we are continuing to conduct due diligence activities, as described further in Part VI below.

Part III. Design of Conflict Minerals Program

We have designed our due diligence process to conform, in all material respects, with the Organization for Economic Co-Operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”), and related supplements for tin, tantalum, tungsten and gold. Summarized below are the design components of our Conflict Minerals program as they relate to the five-step framework from the OECD Guidance.

OECD Step 1: Establish strong company management systems

Conflict Minerals Policy: We have an established Conflict Minerals Public Policy Statement. It is posted on our Company website.

Conflict Minerals Expectations: We define and communicate our expectations for the responsible sourcing of minerals in our Company’s Business Partner Code of Conduct. All business partners that engage in the manufacture of our products or that supply direct materials are expected to maintain procedures to ensure the responsible sourcing of minerals.

Conflict Minerals Team: We maintain a cross-functional team consisting of Compliance, Legal, and Global Supplier Management that supervises and manages our Conflict Minerals program. We also engage the services of a third party to support the implementation of our program. This team provides program updates to senior management of Global Supplier Management, the Merck Manufacturing Division, and the Animal Health Division.

Conflict Minerals Training: We train internal staff that have responsibility for sourcing direct materials on the processes and procedures that must be followed when sourcing materials, including those that may potentially contain Conflict Minerals.

Conflict Minerals Information: Through our third-party vendor, we provide information and training materials on Conflict Minerals to direct materials suppliers identified as in-scope to receive a supply chain survey to help inform and educate them.

Conflict Minerals Control System: We maintain a Conflict Minerals program that is linked to our supplier sourcing decision-making process. We apply a conflict minerals supply chain system of controls and transparency through the use of the CMRT, to identify the smelters/refiners that process the necessary Conflict Minerals potentially contained in our products.

Conflict Minerals Recordkeeping: We keep business records that relate to our Conflict Minerals program, including the results of RCOI surveys and smelter/refiner due diligence activities, and retain them for at least 5 years.

Conflict Minerals Contract Clause: There is a Conflict Minerals compliance clause for inclusion in our contract templates used with direct material suppliers whose materials or products are known to contain Conflict Minerals and for which Conflict Minerals are necessary to the functionality or production of the products.

Grievance Mechanism: We maintain a mechanism to allow employees, suppliers, business partners and other stakeholders to report concerns, including those that relate to our Conflict Minerals program. Concerns may be reported confidentially and anonymously at msdethics.com.

OECD Step 2: Identify and assess risks in our supply chain

Identify: We identify all direct material suppliers, including contract manufacturers and joint venture partners that supply materials and products to our Company which may potentially contain Conflict Minerals and that are considered in-scope.

Survey: For all direct material suppliers whose materials or products are considered likely to contain Conflict Minerals and for which Conflict Minerals are necessary to the production or functionality of the materials or products, we survey (via our third-party vendor) these suppliers using the CMRT developed by RMI, requesting them to identify smelters/refiners and countries of origin of the Conflict Minerals in the materials and products they provide to us.

Follow-Up: When direct material suppliers fail to provide complete and consistent responses to our RCOI survey request in a timely manner, we (via our third-party vendor) follow up to obtain the requested information. We (via our third-party vendor) sent as many as five follow-up communications to each MAHI supplier that had not responded throughout the duration of the campaign, and we have updated our standard MAHI supplier template agreement to require responses from suppliers with whom we engage.

Compare and Research: Upon receipt of the RCOI survey response, we (via our third-party vendor) compare each supplier’s reported list of smelters/refiners against the list of facilities that have received “conformant” or “confirmed” designation from the Responsible Minerals Assurance Process (“RMAP”) or other independent third-party audit programs to identify their “conflict-free” status. We rely on RMI data to ascertain the countries of origin of the Conflict Minerals processed by these facilities and, additionally, we leverage the research capabilities of a third-party service provider to attempt to identify the countries of origin for supplier identified smelters/refiners that are not disclosed by the RMI.

Document: At the conclusion of the process, we document the smelters/refiners and related countries of origin information for supplier identified smelters/refiners.

OECD Step 3: Execute a strategy to respond to identified risks

Our Conflict Minerals Team meets with relevant business sourcing managers to discuss and agree upon the actions Merck will take to maintain supplier compliance with our Conflict Minerals Policy. Our risk mitigation efforts are specifically related to our Conflict Minerals Policy, with the goal of bringing each surveyed supplier into compliance with our requirements.

OECD Step 4: Carry out independent third-party audits

Merck relies on the independent third-party audits of smelters/refiners that are conducted as part of the RMAP, which evaluates the procurement practices of smelters and refiners that process and provide Conflict Minerals to our supply chain.

OECD Step 5: Report annually on Supply Chain Due Diligence

Merck reports its annual Conflict Minerals due diligence results to the SEC and makes the report available on the Company website at

https://www.merck.com/company-overview/responsibility/transparency-disclosures/.

The information on this website is not incorporated by reference into this CMR and does not constitute a part of this CMR.

Part IV: Due Diligence Performed

Below is a summary description of the due diligence activities Merck performed for this reporting period:

•Continued to engage a third-party service provider to run our Conflict Minerals program, which included:

•Issued requests to all in-scope suppliers to complete/return a CMRT to obtain smelter/refiner and countries of origin information for the materials/products they provided to Merck in 2021.

•Performed verification activities to determine if any of the smelters/refiners disclosed by suppliers are Conflict Minerals processing facilities, using the Standard Smelter List published by RMI.

◦Where a supplier-identified smelter/refiner was confirmed as a Conflict Minerals processing facility, we evaluated whether that smelter/refiner was certified as “conformant” or “active” using the RMAP, or other equivalent validation program.

•Contacted surveyed suppliers on responses to supply chain surveys that we identified as having incomplete or potentially inaccurate information to seek additional clarifying information.

•Monitored and tracked surveyed suppliers to determine their progress in meeting our Company’s Conflict Minerals reporting requirements.

•Contacted suppliers that did not respond to our supply chain survey request and asked them to provide an updated CMRT.

•Participated in an outreach program to smelters and refiner facilities not currently enrolled in the RAMP to encourage their participation.

•Reported on the status of our Conflict Minerals program to senior management in our Global Supplier Management Group, the Merck Manufacturing Division and Animal Health Division.

•Provided Conflict Minerals training to new internal sourcing professionals involved in direct material sourcing activities.

•Updated MAHI’s supply agreement template to include a requirement that suppliers provide information in response to supply chain survey requests in the future.

Part V: Results of Due Diligence

During this reporting period, we confirmed that none of our Pharmaceutical or Animal Health medicines, vaccines or biologic products contains any 3TG; however, Merck does have reason to believe 3TG may be necessary to the functionality or production of certain MAHI products as well as a small number of its product delivery systems and ancillary devices to support the use of certain of our pharmaceutical and animal medicines, vaccines and biological products.

Merck cannot at this time draw any definitive conclusions about the countries of origin for, or the conformant status of, all identified smelters/refiners that may be necessary to its in-scope products’ functionality or production. The majority of the smelters/refiners identified by our suppliers were at company-level of their upstream suppliers and, therefore, potentially not relevant to the materials or products they supply to us.

Although some or all of the information in Appendix I and Appendix II below may not be relevant to any Merck product, Merck has chosen to aggregate the smelter/refiner data for all responding in-scope suppliers that identified smelters/refiners and report it in the Appendices below for the reasons noted above.

Our efforts to determine the countries of origin for supplier identified smelters/refiners is, as described in this report, reliant on the “conformant” smelter/refiner information provided by RMI.

Metal	Total Number of Smelters/Refiners Identified By our Direct Material Suppliers	Number of Confirmed Smelters/Refiners	Number of “Conformant” Smelters/Refiners
Total	451	339	232

Notes:

“Confirmed” means smelters/refiners appear on the Standard Smelter List of the RMI’s CMRT.

“Conformant” means smelters/refiners are conformant with the RMAP assessment protocols.

The compliance status reflected in the table is based solely on information published by RMI.

Part VI: Future Due Diligence Measures

Merck is continuing to execute the activities described in Part III “Design of Conflict Minerals Program” and Part IV “Due Diligence Performed” for the next reporting period.

Appendix I: Smelter or Refiner Information

This list includes the facilities which, to the extent known, processed Tin, Tantalum, Tungsten and Gold in Merck’s supply chain. Merck conducts no direct transactions and has no contractual relationships with these smelters and refiner facilities nor their sources of ore.

The information provided in the list is an aggregation of data received from our direct material suppliers and not a confirmation of Conflict Minerals contained in our products. Since many of the identified smelters/refiners were disclosed at the company-level by our direct material suppliers, Merck is unable to confirm which specific smelters/refiners were actually linked to our products. Therefore, the list may contain smelters/refiners that do not relate directly to Merck’s products.

Metal	Smelter Name	Facility Location	Smelter ID	Status
Gold	Argor-Heraeus S.A.	Switzerland	CID000077	*
Gold	Asahi Pretec Corp.	Japan	CID000082	*
Gold	Dowa	Japan	CID000401	*
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425	*
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707	*
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	*
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	*
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	*
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	*
Gold	Mitsubishi Materials Corporation	Japan	CID001188	*
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	*
Gold	Nihon Material Co., Ltd.	Japan	CID001259	*
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	*
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761	*
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	*
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	*
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	*
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035	*
Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan	CID000041	*
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058	*
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	*
Gold	Aurubis AG	Germany	CID000113	*
Gold	Bangko Sentral ng Pilipinas	Philippines	CID000128	*
Gold	Boliden AB	Sweden	CID000157	*
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	*
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	*
Gold	Cendres + Metaux S.A.	Switzerland	CID000189	*
Gold	Chimet S.p.A.	Italy	CID000233	*
Gold	Chugai Mining	Japan	CID000264	*

Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea	CID000359	*
Gold	DODUCO Contacts and Refining GmbH	Germany	CID000362	*
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	Heimerle + Meule GmbH	Germany	CID000694	*
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711	*
Gold	Inner Mongolia Qiankun Gold and Silver Refinery	China	CID000801	*
Gold	Istanbul Gold Refinery	Turkey	CID000814	*
Gold	Japan Mint	Japan	CID000823	*
Gold	Jiangxi Copper Co., Ltd.	China	CID000855	*
Gold	Asahi Refining USA Inc.	U.S.A.	CID000920	*
Gold	Asahi Refining Canada Ltd.	Canada	CID000924	*
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Kazzinc	Kazakhstan	CID000957	*
Gold	Kennecott Utah Copper LLC	U.S.A.	CID000969	*
Gold	OJSC The Gulidov Krasnoyarsk Non-Ferrous	Russian Federation	CID001326
Gold	LS-NIKKO Copper Inc.	Korea	CID001078	*
Gold	Materion	U.S.A.	CID001113	*
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147	*
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	*
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	*
Gold	Metalor Technologies S.A.	Switzerland	CID001153	*
Gold	Metalor USA Refining Corporation	U.S.A.	CID001157	*
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161	*
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220	*
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	*
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	*
Gold	SOE Shyolkovsky Factory of Secondary Metals	Russian Federation	CID001756
Gold	PAMP S.A.	Switzerland	CID001352	*
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	*
Gold	PX Precinox S.A.	Switzerland	CID001498	*
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	*
Gold	Royal Canadian Mint	Canada	CID001534	*
Gold	Samduck Precious Metals	Korea	CID001555	*
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585	*
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	*
Gold	SAXONIA Edelmetalle GmbH	Germany	CID002777
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916	*
Gold	Torecom	Korea	CID001955	*
Gold	United Precious Metal Refining, Inc.	U.S.A.	CID001993	*

Gold	Valcambi S.A.	Switzerland	CID002003	*
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030	*
Gold	Yamakin Co., Ltd.	Japan	CID002100	*
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	*
Gold	Zhongyuan Gold Smelter of Zhongjin Gold	China	CID002224	*
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243	*
Gold	Umicore Precious Metals Thailand	Thailand	CID002314	*
Gold	Geib Refining Corporation	U.S.A.	CID002459	*
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	*
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511	*
Gold	Ogussa Osterreichische Gold- und Silber GmbH	Austria	CID002779	*
Gold	Advanced Chemical Company	U.S.A.	CID000015	*
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	*
Gold	LT Metal Ltd.	Korea	CID000689	*
Gold	Caridad	Mexico	CID000180
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	Umicore S.A. Business Unit Precious Metals	Belgium	CID001980	*
Gold	Singway Technology Co., Ltd.	Taiwan	CID002516	*
Gold	Emirates Gold DMCC	U.A.E.	CID002561	*
Gold	T.C.A S.p.A	Italy	CID002580	*
Gold	Korea Zinc Co., Ltd.	Korea	CID002605	*
Gold	Marsam Metals	Brazil	CID002606	*
Gold	SAAMP	France	CID002761	*
Gold	Italpreziosi	Italy	CID002765	*
Gold	Guoda Safina High-Tech Environmental Refinery	China	CID000651
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	*
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	SungEel HiMetal Co., Ltd.	Korea	CID002918	*
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919	*
Gold	Safimet S.p.A	Italy	CID002973	*
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea	CID000778	*
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing	Russian Federation	CID000927
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	L'azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Sabin Metal Corp.	U.S.A.	CID001546	*
Gold	Samwon Metals Corp.	Korea	CID001562	*
Gold	Shandong Tiancheng Biological Gold Industrial Co.	China	CID001619

Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Morris and Watson	New Zealand	CID002282
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	International Precious Metal Refiners	U.A.E.	CID002562
Gold	Kaloti Precious Metals	U.A.E.	CID002563
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	Fujairah Gold FZC	U.A.E.	CID002584
Gold	SAFINA A.S.	Czechia	CID002290	*
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Abington Reldan Metals, LLC	U.S.A.	CID002708
Gold	Sai Refinery	India	CID002853
Gold	Al Etihad Gold Refinery DMCC	U.A.E.	CID002560	*
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Super Dragon Technology Co., Ltd.	China	CID001810
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	U.S.A.	CID002872	*
Gold	REMONDIS PMR B.V.	Netherlands	CID002582	*
Gold	JALAN & Company	India	CID002893
Gold	State Research Institute Center for Physical Sciences	Lithuania	CID003153
Gold	African Gold Refinery	Uganda	CID003185
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615	*
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	QG Refining, LLC	U.S.A.	CID003324
Gold	L'Orfebre S.A.	Andorra	CID002762	*
Gold	8853 S.p.A.	Italy	CID002763	*
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India	CID002852	**
Gold	Dijllah Gold Refinery FZC	U.A.E.	CID003348
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Gold	Bangalore Refinery	India	CID002863	*
Gold	Kundan Care Products Ltd.	India	CID003463
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424	*
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425	*
Gold	Sellem Industries Ltd.	Mauritania	CID003540	*
Gold	MD Overseas	India	CID003548

Gold	Metallix Refining Inc.	U.S.A.	CID003557
Gold	Value Trading	Belgium	CID003617
Gold	NH Recytech Company	Korea	CID003189	*
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421	**
Gold	Augmont Enterprises Private Limited	India	CID003461	**
Gold	Alexy Metals	U.S.A.	CID003500	**
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529	**
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575	*
Gold	WEEEREFINING	France	CID003615	**
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	*
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211	*
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616	*
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	*
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	*
Tantalum	LSM Brasil S.A.	Brazil	CID001076	*
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	*
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175	*
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192	*
Tantalum	NPM Silmet AS	Estonia	CID001200	*
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	*
Tantalum	QuantumClean	U.S.A.	CID001508	*
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522	*
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	*
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	*
Tantalum	Telex Metals	U.S.A.	CID001891	*
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	*
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	*
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	*
Tantalum	KEMET Blue Metals	Mexico	CID002539	*
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547	*
Tantalum	H.C. Starck Inc.	U.S.A.	CID002548	*
Tantalum	H.C. Starck Ltd.	Japan	CID002549	*
Tantalum	Global Advanced Metals Boyertown	U.S.A.	CID002557	*
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	*
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	*
Tantalum	D Block Metals, LLC	U.S.A.	CID002504	*
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508	*
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	*
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544	*
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545	*
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550	*
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707	*
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	*
Tantalum	Exotech Inc.	U.S.A.	CID000456
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583	*

Tin	EM Vinto	Bolivia	CID000438	*
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	*
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	*
Tin	Mineracao Taboca S.A.	Brazil	CID001173	*
Tin	Minsur	Peru	CID001182	*
Tin	Mitsubishi Materials Corporation	Japan	CID001191	*
Tin	PT Mitra Stania Prima	Indonesia	CID001453	*
Tin	PT Refined Bangka Tin	Indonesia	CID001460	*
Tin	PT Timah Tbk Kundur	Indonesia	CID001477	*
Tin	PT Timah Tbk Mentok	Indonesia	CID001482	*
Tin	Thaisarco	Thailand	CID001898	*
Tin	Metallo Belgium N.V.	Belgium	CID002773	*
Tin	Alpha	U.S.A.	CID000292	*
Tin	Dowa	Japan	CID000402	*
Tin	Estanho de Rondonia S.A.	Brazil	CID000448	*
Tin	Fenix Metals	Poland	CID000468	*
Tin	China Tin Group Co., Ltd.	China	CID001070	*
Tin	Metallic Resources, Inc.	U.S.A.	CID001142	*
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231	*
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	*
Tin	Operaciones Metalurgicas S.A.	Bolivia	CID001337	*
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	*
Tin	Rui Da Hung	Taiwan	CID001539	*
Tin	Soft Metais Ltda.	Brazil	CID001758	*
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	*
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036	*
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	*
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468	*
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	*
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706	*
Tin	Chenzhou Yunxiang Mining and Metallurgy Co.	China	CID000228	*
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	**
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555	*
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	*
Tin	PT Bukit Timah	Indonesia	CID001428	**
Tin	PT Prima Timah Utama	Indonesia	CID001458	*
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	*
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	*
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	*
Tin	Yunnan Tin Company Limited	China	CID002180	*
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	**
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	*
Tin	Metallo Spain S.L.U.	Spain	CID002774	*
Tin	PT Sukses Inti Makmur	Indonesia	CID002816	**
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	*

Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844	*
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116	*
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190	*
Tin	PT Bangka Serumpun	Indonesia	CID003205	*
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	CID002834	*
Tin	Tin Technology & Refining	U.S.A.	CID003325	*
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379	*
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406	*
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	*
Tin	Super Ligas	Brazil	CID002756	**
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381	*
Tin	Luna Smelter, Ltd.	Rwanda	CID003387	*
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449	**
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	CID001305	*
Tin	PT Timah Nusantara	Indonesia	CID001486	**
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tin	PT Tommy Utama	Indonesia	CID001493
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tin	PT Masbro Alam Stania	Indonesia	CID003380	**
Tin	Electro-Mechanical Facility of the Cao Bang	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Stock Company	Viet Nam	CID002574
Tin	CRM Fundicao De Metais E Comercio De	Brazil	CID003486	**
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	Dongguan CiEXPO Environmental Engineering Co.	China	CID003356
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tin	CRM Synergies	Spain	CID003524	*
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582	*
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	*
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769	*
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875	*
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	*
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	*
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	*
Tungsten	A.L.M.T. Corp.	Japan	CID000004	*
Tungsten	Kennametal Huntsville	U.S.A.	CID000105	*
Tungsten	Global Tungsten & Powders Corp.	U.S.A.	CID000568	*

Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766	*
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	*
Tungsten	Kennametal Fallon	U.S.A.	CID000966	*
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044	*
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	*
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	*
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical Co., Ltd.	China	CID002318	*
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	*
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	*
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	*
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513	*
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542	*
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543	*
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	*
Tungsten	Niagara Refining LLC	U.S.A.	CID002589	*
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	*
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	*
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	*
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724	*
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827	*
Tungsten	Xinfeng Huarui Tungsten & Molybdenum Co., Ltd.	China	CID002830	*
Tungsten	ACL Metais Eireli	Brazil	CID002833	*
Tungsten	Moliren Ltd.	Russian Federation	CID002845	*
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502	*
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645	*
Tungsten	KGETS Co., Ltd.	Korea	CID003388	*
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	CID003401	*
Tungsten	Lianyou Metals Co., Ltd.	Taiwan	CID003407	*
Tungsten	China Molybdenum Co., Ltd.	China	CID002641	*
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408	*
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416	**
Tungsten	GEM Co., Ltd.	China	CID003417	*
Tungsten	Albasteel Industria e Comercio de Ligas Para Ltd.	Brazil	CID003427	**
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468	*
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co.	China	CID002313	*
Tungsten	Fujian Xinlu Tungsten	China	CID003609	*
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612	**
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614	**
Tungsten	Artek LLC	Russian Federation	CID003553

Smelter and refinery facility names and locations as reported by the RMI.

* Denotes smelters and refiners which are conformant to a responsible minerals sourcing validation program.

** Denotes smelters and refiners which are participating in a responsible minerals sourcing validation program.

Appendix II: Country of Origin Information

The countries of origin of the Conflict Minerals processed by the smelters/refiners listed above may have included the countries listed below, based on information provided by the RMI to its members for the “conformant” smelters/refiners and our independent research of all other smelters/refiners disclosed. Because the RMI generally does not indicate individual country of origin of the Conflict Minerals processed by “conformant” smelters/refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed “conformant” smelters/ refiners with greater specificity. In addition, for some of the listed “conformant” smelters/refiners, the country-of-origin information is not disclosed by RMI.

L1 - Level 1 countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries.
Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Barbados, Belarus, Belgium, Benin, Bolivia, Bosnia and Herzegovina, Botswana, Brazil, Bulgaria, Burkina Faso, Cambodia, Cameroon, Canada, Cayman Islands, Chile, China, Colombia, Croatia, Curacao, Cyprus, Czech Republic, Denmark, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Fiji, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Greece, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Iran, Ireland, Israel, Italy, Ivory Coast, Japan, Jordan, Kazakhstan, Kenya, Korea, Republic of, Kosovo, Kuwait, Kyrgyzstan, Laos, Latvia, Lebanon, Liberia, Libya, Liechtenstein, Lithuania, Luxembourg, Macau, Madagascar, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Mongolia, Morocco, Myanmar, Namibia, Netherlands, New Caledonia, New Zealand, Nicaragua, Niger, Nigeria, Norway, Pakistan, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Puerto Rico, Romania, Russian Federation, San Marino, Saudi Arabia, Senegal, Serbia, Sierra Leone, Singapore, Slovakia, Solomon Islands, Spain, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tajikistan, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Vatican City, Venezuela, Vietnam, Yemen and Zimbabwe.

L2 - Level 2 countries that are known or plausible countries for smuggling, exporting out of region or transit of materials containing tantalum, tin, tungsten or gold: Mozambique and South Africa.
CC – Covered counties are the 9 countries adjoining the Democratic Republic of Congo: Burundi, Rwanda, Uganda, Zambia and Tanzania.
DRC - The Democratic Republic of the Congo.